Exhibit 99.1

News from AEP

MEDIA CONTACT:	ANALYSTS CONTACT:
Scott Blake	Darcy Reese
Director, Media Relations	Vice President, Investor Relations
614/716-1938	614/716-2614

AEP Reports First-Quarter 2025 Earnings, Reaffirms Guidance

•AEP completes anticipated equity needs to execute five-year, $54 billion capital investment plan.
•Company makes progress achieving balanced regulatory outcomes, focuses on needs of states.
•Growth continues to be driven by commercial load, which increased 12.3% in first-quarter 2025 over the same period in 2024.
•First-quarter 2025 GAAP earnings of $1.50 per share; operating earnings of $1.54 per share.
•Company reaffirms 2025 operating earnings (non-GAAP) guidance of $5.75 to $5.95 per share and long-term growth rate of 6% to 8%.

COLUMBUS, Ohio, May 6, 2025 - American Electric Power (Nasdaq: AEP) today reported first-quarter 2025 earnings, prepared in accordance with Generally Accepted Accounting Principles (GAAP), of $800 million or $1.50 per share, compared with GAAP earnings of $1,003 million or $1.91 per share in first-quarter 2024. Operating earnings for first-quarter 2025 were $823 million or $1.54 per share, compared with operating earnings of $670 million or $1.27 per share in first-quarter 2024. See the detailed GAAP to operating earnings reconciliation at the end of this press release.
“Our robust operating earnings results this quarter reflect our team’s continued focus on execution and innovation to deliver on our commitments to our customers, communities, regulators and investors. This strong performance gives us the confidence to reaffirm our 2025 operating earnings guidance of $5.75 to $5.95 per share. We also reaffirm our projected long-term growth rate of 6% to 8%,” said Bill Fehrman, AEP president and chief executive officer.
Meeting Equity Needs to Execute Robust Capital Plan
AEP secured funding in the first quarter to complete the anticipated equity needs for its five-year, $54 billion capital growth plan through an agreement for a minority equity interest investment in the Ohio and Indiana Michigan transmission companies and a forward equity offering. The $2.82 billion transmission company transaction, announced in January, is on track to close in the coming months. Authorization from the Federal Energy Regulatory Commission is the final remaining step in the approval process. AEP’s equity offering secured $2.3 billion and was completed in March. The equity will be settled under a forward contract by December 2026. These two transactions are equivalent to issuing common stock at approximately $140 per share, a premium to AEP’s current share price.
“We continue to successfully execute on initiatives to meet our five-year, $54 billion capital needs and are focused on putting dollars to work expanding and improving our power grid and bringing on new generation resources. Completing our anticipated equity needs for the next five years through our forward stock offering and the expected closing of the minority interest transmission transaction, which offer significant benefits to our customers and shareholders alike, gives us the foundation we need to bring our capital plan to fruition. Our capital investments are key to enhancing reliability and customer service and meeting the over 20 gigawatts of new power demand we expect by the end of the decade. With our team’s consistent focus on accountability, and commitment to finding innovative solutions to meet customers’ power needs, we continue to see potential for an additional $10 billion of investments over the next five years. In addition, we have determined that the direct tariff exposure on our $54 billion capital plan is minimal at approximately 0.3%,” Fehrman said.
Supporting Significant Load Growth with a Focus on Customer Affordability
In the first quarter of 2025, commercial load grew 12.3% over the same period in 2024. This continues the trend from last year, when AEP saw overall commercial load grow by 10.6%. AEP forecasts annual total retail load growth of 8% to 9% over the next three years. The historic growth continues to be driven by large-load customer demand in Indiana, Ohio, Oklahoma and Texas.
AEP’s five-year capital plan includes $34 billion for distribution and transmission investments across its footprint, supporting this demand growth. AEP, through its Transource Energy joint venture, and in collaboration with other regional utilities, was selected in February by the PJM board to complete projects totaling $1.7 billion. AEP Texas received approval in April from the Public Utility Commission of Texas to construct one of the first 765-kilovolt transmission line projects in the state. Additionally, the commission approved AEP Texas' proposed grid resiliency plans.
We operate the nation’s largest extra-high voltage transmission system that serves as America’s energy backbone. Our unique experience building and operating extra-high voltage lines has positioned us as an ideal partner to expand the grid to deliver reliable power. AEP's transmission business is expected to contribute 55% of operating earnings this year. With more than 500 new and existing customers interested in connecting to our transmission system, we recognize the enormous potential these projects have for our communities. New infrastructure will allow us to handle this increased demand, improve reliability and expand growth and prosperity in the communities we serve,” Fehrman added.
At the same time, AEP remains committed to ensuring the costs to meet the needs of large-load commercial and industrial customers are balanced with affordability for all customers. In the first quarter, regulators in Indiana, Kentucky and West Virginia approved large-load tariff modifications in each state. In Ohio, a regulatory decision is expected in the second half of the year, following a first-of-its-kind data center tariff and settlement filed by AEP Ohio last year.

Delivering on Energy Policy Goals and Bolstering Communities
AEP is committed to working collaboratively with regulators and policymakers to achieve the energy goals of the states it serves. Updated integrated resource plans (IRPs) have been filed in Arkansas and Indiana and will be filed over the next year in Kentucky, Michigan, Virginia and West Virginia.
The diverse resource plan in Indiana includes the purchase of the 870-megawatt combined cycle power plant located in Oregon, Ohio. Indiana Michigan Power filed for regulatory approval of this acquisition in April.
“AEP is working every day with policymakers at the local, state and federal levels to ensure they understand our commitment to investing in a safe, reliable and affordable energy system that benefits our customers and drives our economy. We have set a strong foundation with balanced and constructive regulatory outcomes achieved so far this year in most of our states. This is an exciting time in our history, and as we navigate the significant changes in the energy landscape, AEP is committed to prioritizing the energy needs of our states, meeting the needs of our customers and supporting our communities,” Fehrman concluded.

AMERICAN ELECTRIC POWER
Preliminary, unaudited results

	First Quarter ended March 31,
	2025	2024	Change
Revenue ($ in millions):	5,463.4	5,025.7	437.7
Earnings ($ in millions):
GAAP	800.2	1,003.1	(202.9)
Operating (non-GAAP)	823.3	670.4	152.9

EPS ($):
GAAP	1.50	1.91	(0.41)
Operating (non-GAAP)	1.54	1.27	0.27
EPS based on 533 million shares 1Q 2025, 527 million shares 1Q 2024.

SUMMARY OF RESULTS BY SEGMENT

$ in millions

GAAP Earnings	1Q 25	1Q 24	Change
Vertically Integrated Utilities (a)	324.1	560.8	(236.7)
Transmission & Distribution Utilities (b)	164.6	150.3	14.3
AEP Transmission Holdco (c)	234.6	208.7	25.9
Generation & Marketing (d)	102.4	137.6	(35.2)
All Other	(25.5)	(54.3)	28.8
Total GAAP Earnings (Loss)	800.2	1,003.1	(202.9)

Operating Earnings (non-GAAP)	1Q 25	1Q 24	Change
Vertically Integrated Utilities (a)	349.9	300.3	49.6
Transmission & Distribution Utilities (b)	192.3	150.3	42.0
AEP Transmission Holdco (c)	234.6	208.7	25.9
Generation & Marketing (d)	76.3	65.4	10.9
All Other	(29.8)	(54.3)	24.5
Total Operating Earnings (non-GAAP)	823.3	670.4	152.9

A full reconciliation of GAAP earnings with operating earnings is included in tables at the end of this news release.

a.Includes AEP Generating Co., Appalachian Power, Indiana Michigan Power, Kentucky Power, Kingsport Power, Public Service Co. of Oklahoma, Southwestern Electric Power and Wheeling Power
b.Includes Ohio Power and AEP Texas
c.Includes wholly-owned transmission-only subsidiaries and transmission-only joint ventures
d.Includes AEP Renewables, competitive generation in ERCOT and PJM as well as marketing, risk management and retail activities in ERCOT, PJM and MISO

EARNINGS GUIDANCE
AEP confirmed its 2025 operating earnings guidance range of $5.75 to $5.95 per share and long-term growth rate of 6% to 8%. Operating earnings could differ from GAAP earnings for matters such as impairments, divestitures, mark-to-market impacts or changes in accounting principles. AEP management is not able to forecast if any of these items will occur or any amounts that may be reported for future periods. Therefore, AEP is not able to provide a corresponding GAAP equivalent for 2025 earnings guidance.
Reflecting certain items recorded through the first quarter, the estimated earnings per share on a GAAP basis would be $5.71 to $5.91 per share. See the table below for a full reconciliation of 2025 earnings guidance.

2025 EPS Guidance Reconciliation

Estimated EPS on a GAAP basis	$5.71	to	$5.91

Mark-to-market impact of commodity hedging activities		(0.03)

Sale of AEP OnSite Partners		0.02

Impact of Ohio Legislation		0.05

Operating EPS Guidance	$5.75	to	$5.95

WEBCAST

AEP’s quarterly discussion with financial analysts and investors will be broadcast live over the internet at 9 a.m. Eastern today at http://www.aep.com/webcasts. The webcast will include audio of the discussion and visuals of charts and graphics referred to by AEP management. The charts and graphics will be available for download at http://www.aep.com/webcasts.
AEP’s earnings are prepared in accordance with accounting principles generally accepted in the United States and represent the company’s earnings as reported to the Securities and Exchange Commission. The company’s operating earnings, a non-GAAP measure representing GAAP earnings excluding certain items as described in the news release and charts, provide another representation for investors to evaluate the performance of the company’s ongoing business activities. AEP uses operating earnings as the primary performance measurement when communicating with analysts and investors regarding its earnings outlook and results. The company uses operating earnings data internally to measure performance against budget, to report to AEP’s Board of Directors and also as an input in determining performance-based compensation under the company’s employee incentive compensation plans. A full reconciliation of GAAP earnings to operating earnings for the quarter and year to date is included in the tables at the end of this news release.
ABOUT AEP
Our team at American Electric Power (Nasdaq: AEP) is committed to improving our customers' lives with reliable, affordable power. We are investing $54 billion from 2025 through 2029 to enhance service for customers and support the growing energy needs of our communities. Our nearly 16,000 employees operate and maintain the nation's largest electric transmission system with 40,000 line miles, along with more than 225,000 miles of distribution lines to deliver energy to 5.6 million customers in 11 states. AEP also is one of the nation's largest electricity producers with approximately 29,000 megawatts of diverse generating capacity. We are focused on safety and operational excellence, creating value for our stakeholders and bringing opportunity to our service territory through economic development and community engagement. Our family of companies includes AEP Ohio, AEP Texas, Appalachian Power (in Virginia, West Virginia and Tennessee), Indiana Michigan Power, Kentucky Power, Public Service

Company of Oklahoma, and Southwestern Electric Power Company (in Arkansas, Louisiana, east Texas and the Texas Panhandle). AEP also owns AEP Energy, which provides innovative competitive energy solutions nationwide. AEP is headquartered in Columbus, Ohio. For more information, visit aep.com.

WEBSITE DISCLOSURE
AEP may use its website as a distribution channel for material company information. Financial and other important information regarding AEP is routinely posted on and accessible through AEP’s website at https://www.aep.com/investors/. In addition, you may automatically receive email alerts and other information about AEP when you enroll your email address by visiting the “Email Alerts” section at https://www.aep.com/investors/.

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This report made by the Registrants contains forward-looking statements, and for the Registrants other than Parent, this report contains forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Many forward-looking statements appear in “Part I – Item 2 Management’s Discussion and Analysis of Financial Condition and Results of Operations” of this quarterly report, but there are others throughout this document which may be identified by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “will,” “should,” “could,” “would,” “project,” “continue” and similar expressions, and include statements reflecting future results or guidance and statements of outlook. These matters are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements in this document are presented as of the date of this document. Except to the extent required by applicable law, management undertakes no obligation to update or revise any forward-looking statement. Among the factors that could cause actual results to differ materially from those in the forward-looking statements are: changes in economic conditions, electric market demand and demographic patterns in AEP service territories; the economic impact of increased global conflicts and trade tensions, and the adoption or expansion of economic sanctions, tariffs, trade restrictions or changes in trade policy; inflationary or deflationary interest rate trends; new legislation adopted in the states in which we operate that alters the regulatory framework or that prevents the timely recovery of costs and investments; volatility and disruptions in financial markets precipitated by any cause, including fiscal and monetary policy, turmoil related to federal budget or debt ceiling matters or instability in the banking industry; particularly developments affecting the availability or cost of capital to finance new capital projects and refinance existing debt; the availability and cost of funds to finance working capital and capital needs, particularly (a) if expected sources of capital such as proceeds from the sale of assets, subsidiaries and tax credits and anticipated securitizations do not materialize or do not materialize at the level anticipated, and (b) during periods when the time lag between incurring costs and recovery is long and the costs are material; changing demand for electricity, including large load contractual commitments for interconnection; the risks and uncertainties associated with wildfires, including damages caused by wildfires, the extent of each Registrant’s liability in connection with wildfires, investigations and outcomes associated with legal proceedings, demands or similar actions, inability to recover wildfire costs through insurance or through rates and the impact on financial condition and the reputation of each Registrant; the impact of extreme weather conditions, natural disasters and catastrophic events such as storms, wildfires and drought conditions that pose significant risks including potential litigation and the inability to recover significant damages and restoration costs incurred; limitations or restrictions on the amounts and types of insurance available to cover losses that might arise in connection with natural disasters, wildfires or operations; the cost of fuel and its transportation, the creditworthiness and performance of parties who supply and transport fuel and the cost of storing and disposing of used fuel, including coal ash and spent nuclear fuel; the availability of fuel and necessary generation capacity and the performance of generation plants; the ability to recover fuel and other energy costs through regulated or competitive electric rates; the ability to build or acquire generation (including from renewable sources), transmission lines and facilities (including the ability to obtain any necessary regulatory approvals and permits) to meet the demand for electricity at acceptable prices and terms, including favorable tax treatment, cost caps imposed by regulators and other operational commitments to regulatory commissions and customers for generation projects, and to recover all related costs; the disruption of AEP’s business operations due to impacts on economic or market conditions, costs of compliance with potential government regulations, electricity usage, supply chain issues, customers, service providers, vendors and suppliers caused by pandemics, natural disasters or other events; new legislation, litigation or government regulation, including changes to tax laws and regulations, oversight of nuclear generation, energy commodity trading and new or modified requirements related to emissions of sulfur, nitrogen, mercury, carbon, soot or PM and other substances that could impact the continued operation, cost recovery and/or profitability of generation plants and related assets; the impact of federal tax legislation, including potential changes to existing tax incentives, on results of operations, financial condition, cash flows or credit ratings; the risks before, during and after generation of electricity associated with the fuels used or the by-products and wastes of such fuels, including coal ash and spent nuclear fuel; timing and resolution of pending and future rate cases, negotiations and other regulatory decisions, including rate or other recovery of new investments in generation, distribution and transmission service and environmental compliance; resolution of litigation or regulatory proceedings or investigations; the ability to efficiently manage and recover operation, maintenance and development project costs; prices and demand for power generated and sold at wholesale; changes in technology, particularly with respect to energy storage and new, developing, alternative or distributed sources of generation; the ability to recover through rates any remaining unrecovered investment in generation units that may be retired before the end of their previously projected useful lives; volatility and changes in markets for coal and other energy-related commodities, particularly changes in the price of natural gas; the impact of changing expectations and demands of customers, regulators, investors and stakeholders, including development, adoption, and use of artificial intelligence by us, our customers and our third party vendors and evolving expectations related to environmental, social and governance concerns; changes in utility regulation and the allocation of costs within RTOs including ERCOT, PJM and SPP; changes in the creditworthiness of the counterparties with contractual arrangements, including participants in the energy trading market; actions of rating agencies, including changes in the ratings of debt; the impact of volatility in the capital markets on the value of the investments held by the pension, OPEB and nuclear decommissioning trust funds and a captive insurance entity and the impact of such volatility on future funding requirements; accounting standards periodically issued by accounting standard-setting bodies; other risks and unforeseen events, including wars and military conflicts, the effects of terrorism (including increased security costs), embargoes, cybersecurity threats, labor strikes impacting material supply chains, global information technology disruptions and other catastrophic events; or the ability to attract and retain the requisite work force and key personnel.

American Electric Power

Financial Results for the First Quarter of 2025
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2025
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS (a)
		($ in millions)

GAAP Earnings (Loss)		324.1	164.6	234.6	102.4	(25.5)	800.2	$1.50

Adjustments to GAAP Earnings	(b)
Mark-to-Market Impact of Commodity Hedging Activities	(c)	25.8	—	—	(39.8)	—	(14.0)	(0.03)
Sale of AEP OnSite Partners	(d)	—	—	—	13.7	(4.3)	9.4	0.02
Impact of Ohio Legislation	(e)	—	27.7	—	—	—	27.7	0.05
Total Adjustments		25.8	27.7	—	(26.1)	(4.3)	23.1	$0.04

Operating Earnings (Loss) (non-GAAP)		349.9	192.3	234.6	76.3	(29.8)	823.3	$1.54

Financial Results for the First Quarter of 2024
Reconciliation of GAAP to Operating Earnings (non-GAAP)

		2024
		Vertically Integrated Utilities	Transmission & Distribution Utilities	AEP Transmission Holdco	Generation & Marketing	Corporate and Other	Total	EPS (a)
		($ in millions)

GAAP Earnings (Loss)		560.8	150.3	208.7	137.6	(54.3)	1,003.1	$1.91

Adjustments to GAAP Earnings	(b)
Mark-to-Market Impact of Commodity Hedging Activities	(c)	20.4	—	—	(72.2)	—	(51.8)	(0.10)
Remeasurement of Excess ADIT Regulatory Liability - Turk Plant	(f)	(32.4)	—	—	—	—	(32.4)	(0.06)
Impact of NOLC on Retail Rate Making	(g)	(259.6)	—	—	—	—	(259.6)	(0.50)
Disallowance - Dolet Hills Power Station	(h)	11.1	—	—	—	—	11.1	0.02
Total Adjustments		(260.5)	—	—	(72.2)	—	(332.7)	$(0.64)

Operating Earnings (Loss) (non-GAAP)		300.3	150.3	208.7	65.4	(54.3)	670.4	$1.27

(a)Per share amounts are divided by Weighted Average Common Shares Outstanding – Basic
(b)Excluding tax related adjustments, all items presented in the table are tax adjusted at the statutory rate unless otherwise noted.
(c)Represents the impact of mark-to-market economic hedging activities
(d)Represents an adjustment to the estimated loss on the sale of AEP OnSite Partners as a result of the contractual working capital true-up
(e)Represents the estimated reduction in regulatory assets for OVEC-related purchased power costs as a result of recently approved legislation in Ohio
(f)Represents the impact of the remeasurement of excess accumulated deferred income taxes related to the Arkansas share of the Turk Plant as a result of the APSC’s March 2024 order
(g)Represents the impact of receiving IRS PLRs related to NOLCs in retail rate making (I&M, PSO and SWEPCo). Amount includes a reduction in excess accumulated deferred income taxes and activity related to prior periods
(h)Represents the impact of a disallowance recorded at SWEPCo on the remaining net book value of the Dolet Hills Power Station as a result of an LPSC approved settlement agreement in April 2024

American Electric Power
Summary of Selected Sales Data
Regulated Connected Load
(Data based on preliminary, unaudited results)

	Three Months Ended March 31,
ENERGY & DELIVERY SUMMARY	2025	2024	Change

Vertically Integrated Utilities
Retail Electric (in millions of kWh):
Residential	9,404	8,560	9.9%
Commercial	5,896	5,769	2.2%
Industrial	8,101	8,252	(1.8)%
Miscellaneous	533	538	(0.9)%
Total Retail	23,934	23,119	3.5%

Wholesale Electric (in millions of kWh): (a)	4,791	3,763	27.3%

Total KWHs	28,725	26,882	6.9%

Transmission & Distribution Utilities
Retail Electric (in millions of kWh):
Residential	7,011	6,280	11.6%
Commercial	9,588	7,991	20.0%
Industrial	6,756	6,812	(0.8)%
Miscellaneous	172	180	(4.4)%
Total Retail (b)	23,527	21,263	10.6%

Wholesale Electric (in millions of kWh): (a)	667	590	13.1%

Total KWHs	24,194	21,853	10.7%

(a)Includes off-system sales, municipalities and cooperatives, unit power and other wholesale customers
(b)Represents energy delivered to distribution customers